UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Building 3 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Anthony Moses as Commercial Vice President, Americas.

As previously announced, effective May 25, 2015 Mr. John Anthony Moses commenced his position as Commercial Vice President, Americas for Second Sight Medical Products, Inc. (the “Company”).

Mr. Moses, age 56, will be responsible for commercialization of the Company’s products in North and South America. Mr. Moses previously was at Eye Therapies, where he served as President and directed the development of a next-generation platform for the treatment of various retinal diseases and oversaw all aspects of product development, clinical research, reimbursement and early commercial activity. Prior to Eye Therapies, he served as Global Vice President, Sales, at Oraya, Inc. While there, he directed the commercial launch of the IRay System for the treatment of Neovascular Age-Related Macular Degeneration, focusing on activity in Germany, the UK, Italy and Switzerland. Before assuming positions at Oraya, he spent six years at NeoVista, Inc., where he created, among other accomplishments, that company’s global reimbursement strategy for the global launch of its first commercial product. From 2004-2006, while at Carl Zeiss Meditec, Inc., he managed the introduction of groundbreaking technology to diagnose early stages of Macular Degeneration, and led the marketing efforts for the Cirrus spectral domain OCT product platform. Previously he held positions of increasing responsibility at IRIDEX Corporation and Storz Instrument Company, where he began his career. He received a Bachelor of Science degree from Missouri State University.

There is no family relationship between Mr. Moses and any of the Company’s officers and directors. Other than the employment terms described below, Mr. Moses and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Moses will be paid an annual salary of $225,000 and will also receive performance bonuses. The bonuses will be based on performance standards and goals to be met by Mr. Moses which include

•	$3,500 for each MAC or country reimbursement achieved
•	$1,000 for each implant and
•	$500 for each new medical center recruited upon its completion of an initial implant procedure.

Mr. Moses will also receive employee benefits that in general include group health insurance, 401(k) Savings Retirement Plan, life and disability insurance, employees stock purchase plan, certain tuition reimbursement, paid vacations and sick leave. The Company has agreed to issue an option under the Second Sight Medical Products 2011 Equity Incentive Plan covering the purchase of up to 150,000 shares of the Company’s common stock. The per share exercise price of the option is $12.73, which is the closing price of Company’s common stock on May 22, 2015. The term of the option will be 10 years. The options will vest over a period of four years with options covering 37,500 shares vesting on the first anniversary of the commencement of employment and the balance vesting quarterly thereafter.

Mr. Moses will receive a relocation package in an amount of $50,000 relating to his relocation from Northern California to the Los Angeles Area. Should Mr. Moses voluntarily terminate his employment with the Company within two years from the date of hire, the entire $50,000 shall be immediately payable in full to the Company.

Mr. Moses’ employment with the Company is at will and either party can terminate the employment relationship with or without cause at any time. In the event Mr. Moses’ employment terminates all unvested options will immediately lapse, and any vested, but unexercised options will expire 30 days from the date of the termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller

By: Thomas B. Miller

Chief Financial Officer